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                                                                     Exhibit 8.1

                            Butler & Binion L.L.P.
                          1000 Louisiana, Suite 1600
                             Houston, Texas 77002




                               January __, 1999

Board of Directors
Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, Texas 76102

Gentlemen:

        We have acted as special tax counsel to Cross Timbers Oil Company, a Delaware corporation (the "Company"), in connection with the formation of the Hugoton Royalty Trust, an express trust formed under the laws of the State of Texas ("Trust") and the proposed sale of Units by the Company as described in the Registration Statement on Form S-1/S-3 (Registration No. 333-68441) and the prospectus included as part of such Registration Statement (the "Prospectus"), filed with the Securities and Exchange Commission on December 4, 1998, as amended by Pre-Effective Amendment No. 1 thereto filed on January __, 1999 [and any subsequent amendments]. In connection with such representation, we have reviewed the following documents: (i) the Hugoton Royalty Trust Indenture (the "Trust Indenture") dated as of December 1, 1998 among the Company and NationsBank, N.A. (the "Trustee"), (ii) the Net Overriding Royalty Conveyance dated as of December 1, 1998, conveying net overriding royalty interests in Kansas properties from the Company to the Trust; (iii) the Net Overriding Royalty Conveyance dated as of December 1, 1998, conveying net overriding royalty interests in Oklahoma properties from the Company to the Trust; (iv) the Net Overriding Royalty Conveyance dated December 1, 1998, conveying net overriding royalty interests in Wyoming properties from the Company to the Trust (collectively, the "Conveyances"), and (iv) the Prospectus.

        We have been requested to furnish our opinion as to the material federal income tax consequences of the formation and operation of the Trust. Our opinion is limited to the federal income tax matters stated herein as of the date hereof, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We express no opinion as to the impact of the tax laws of any state on an investment in the Trust.

        In rendering the following opinion we have assumed the authenticity of all documents reviewed by us purporting to be originals, and the conformity with the originals of documents purporting to be copies. We have assumed that the Trust Indenture and the Conveyances, at the time of delivery, were
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duly authorized, executed and delivered by the parties thereto. We have also assumed that all representations and warranties (other than as to the subject matter expressed herein) made by each of the parties to the Underwriting Agreement, Trust Indenture and Conveyances were and are true, correct and complete, and have relied upon said representations and warranties for the purposes hereof.

        Based on the foregoing, we confirm that the statements set forth under the captions "Federal Income Tax Consequences" in the Prospectus, insofar as such statements set forth legal conclusions and summaries of legal matters, are accurate in all material respects, subject to the qualifications stated therein.

        Our opinion is based on the Internal Revenue Code of 1986, as amended, the presently effective regulations thereunder, reported judicial decisions and published revenue rulings and other administrative interpretations as of the date hereof. It may be modified as a result of subsequent legislation, regulations or other administrative or court interpretations, any of which could be retroactive in effect. Our opinion is not binding on the Internal Revenue Service ("IRS") or the courts, and no assurance can be given that the IRS will not challenge the tax treatment described in the Prospectus or that, if it does, such challenge would not be successful.

        We hereby consent to the use of our name in the Registration Statement and under the caption "Federal Income Tax Consequences" in the Prospectus and consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,



                                        BUTLER & BINION, L.L.P.